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                                                                 EXHIBIT 5.1

                               January 15, 1998




Kellogg Company
One Kellogg Square
Battle Creek, Michigan 49016-3599

        Re:     Registration Statement on Form S-3

Dear Sirs:


        This refers to the Registration Statement on Form S-3 (the "Registration Statement") being filed on January 15, 1998 by Kellogg Company (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the shelf registration of $200,000,000 aggregate principal amount of the Company's debt securities (the "Debt Securities"). The Debt Securities are to be issued under an indenture (the "Indenture"), to be entered into between the Company and Harris Trust and Savings Bank, as trustee.

        I or counsel under my general supervision have participated in the preparation of the Registration Statement and the Indenture and am familiar with the proceedings to date with respect to the proposed issuance and sale of the Debt Securities and have examined such records, documents and matters of law and satisfied myself as to such matters of fact as I have considered relevant for the purpose of this opinion.

        Based on the foregoing, I am of the opinion that:

                1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.


                2. The Company has corporate power to execute and deliver the Indenture and to authorize and sell the Debt Securities.

                3. The Indenture has been duly authorized by the Company and, when executed and delivered on behalf of the Company, will be a legal and binding agreement of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization or other laws relating to the enforcement of creditors' rights or by general principles of equity).

                4. The Debt Securities will be legally issued and binding obligations of the Company (except as may be limited by bankruptcy, insolvency, reorganization or other laws relating to the enforcement of creditors' rights or by general principles of equity) when (i) the Indenture has been duly executed and delivered by the Company and the trustee thereunder, (ii) the Registration Statement, as finally amended (including all necessary post-effective amendments), shall have become effective under the Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended, (iii) the Company's Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of the Debt Securities as contemplated by the Registration Statement and the Indenture and the proper officers shall have taken any and all action required or deemed necessary by them pursuant to such resolutions and (iv) the Debt Securities shall have been duly executed and authenticated as provided in the Indenture and such resolutions and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

        I am admitted to the bar of the State of New York and I express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the laws of the United States and the corporate laws of the State of Delaware.

        I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and being named under the caption "Legal Opinions".


                                                Very truly yours,


                                                /s/ Richard M. Clark